EXECUTIVE EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement"), including the attached Exhibit A", is entered into between Kinder Morgan G.P. Inc. ("Employer"), a __________ corporation, having offices at 1301 McKinney, Suite 3450, Houston, Texas 77010, and Thomas B. King ("Employee"), an individual currently residing at 5816 Charlotte St., Houston, TX 77005, to be effective as of February 15, 1997
(the "Effective Date").

                                   WITNESSETH:

     WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES:

     1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit "A" (the "Term"), subject to the terms and conditions of this Agreement.

     1.2 Employee initially shall be employed in the position set forth on Exhibit A. Employer may subsequently assign Employee to a different position or modify Employee's duties and responsibilities. Moreover, Employer may assign this Agreement and Employee's employment to an affiliate of Employer. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

     1.3 Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee's business time.

     1.4 In connection with Employee's employment by Employer, Employer shall endeavor to provide Employee access to such confidential information pertaining to the business and services of Employer as is appropriate for Employee's employment responsibilities. Employer also shall endeavor to provide to Employee the opportunity to develop business relationships with those of Employer's clients and potential clients that are appropriate for Employee's employment responsibilities.

     1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would injure Employer's business, its interests, or its reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any of its affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer's Chief Executive Officer any facts which might involve such a conflict of interest that has not been approved by Employer's Chief Executive Officer.

     1.6 Employer and Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, Employer and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to Employer's Chief Executive Officer may be all that is necessary to enable Employer or any affiliate to protect its interests. In others, if no improper motivation appears to exist and the interests of Employer or its affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer to terminate the employment relationship. Employer and Employee agree that Employer's determination as to whether a conflict of interest exists shall be conclusive. Employer reserves the right to take such action as, in its judgment, will end the conflict.

ARTICLE 2: COMPENSATION AND BENEFITS:

     2.1 Employee's monthly base salary during the Term shall be not less than the amount set forth under the heading "Monthly Base Salary" on Exhibit A, subject to increase at the sole discretion of the Employer, which shall be paid in semimonthly installments in accordance with Employer's standard payroll practice. By February 1, 1998, Employer shall conduct an industry related salary survey of similarly situated employers of like size and profitability, and present such data with an assessment of Employee's performance for


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

1997 to its Board of Directors for review and determination of Employee's monthly base salary. Any calculation to be made under this Agreement with respect to Employee's Monthly Base Salary shall be made using the then current Monthly Base Salary in effect at the time of the event for which such calculation is made.

     2.2 While employed by Employer (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

     2.3 Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of Employer, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

     2.4 Employer shall use its best efforts to establish and implement by May 15, 1997, a phantom equity plan for its key personnel. Employee shall be entitled to participate in such phantom equity plan.

     2.5 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND
EFFECTS OF SUCH TERMINATION:

     3.1 Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

     (i) For "cause" upon the good faith determination by Employer's Board of Directors that "cause" exists for the

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


          termination of the employment relationship. As used in this Section 3.1(i), the term "cause" shall mean [a] Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; or [b] Employee's final conviction of a felony or of a misdemeanor involving moral turpitude; [c] Employee's involvement in a conflict of interest as referenced in Sections 1.5-1.6 for which Employer makes a determination to terminate the employment of Employee; or [d]Employee's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to the Board of Directors of Employer for determination. If Employee disagrees with the decision reached by Employer, the dispute will be limited to whether the Board of Directors of Employer reached its decision in good faith;

     (ii) for any other reason whatsoever, with or without cause, in the sole discretion of the Chief Executive Officer of Employer;

    (iii) upon Employee's death; or

     (iv) upon Employee's becoming incapacitated by accident, sickness, or other circumstance which renders him or her mentally or physically incapable of performing the duties and services required of Employee.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1(i); the effect of such termination is specified in Section 3.4. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.1(ii); the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1(iii) as a result of Employee's death is specified in Section 3.6.
The effect of the employment relationship being terminated pursuant to Section 3.1(iv) as a result of the Employee becoming incapacitated is specified in
Section 3.7.

     3.2 Notwithstanding any other provisions of this Agreement except Section 7.5, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

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



     (i) a material breach by Employer of any material provision of this Agreement which remains uncorrected for 30 days following written notice of such breach by Employee to Employer; or

     (ii) for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to
Section 3.2(i); the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to
Section 3.2(ii); the effect of such termination is specified in Section 3.3.

     3.3 Upon a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

     3.4 If Employee's employment hereunder shall be terminated by Employer for Cause prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

     3.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to the expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive monthly payments in the amount of Employee's then current Monthly Base Salary as if Employee's employment
(which shall cease on the date of such Involuntary Termination) had continued for twenty four (24) months from the date of Involuntary Termination. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, and Employer's sole and exclusive liability to Employee under this

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


Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claimed demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action.

     3.6 Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's unpaid pro rata salary through the date of such termination, but Employee's heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

     3.7 Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to Employee's pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

     3.8 In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans and policies of Employer.

     3.9 Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 5 and 6.

ARTICLE 4: CONTINUATION OF EMPLOYMENT BEYOND TERM;
TERMINATION AND EFFECTS OF TERMINATION:

     4.1 Should Employee remain employed by Employer beyond the expiration of the Term specified on Exhibit "A," such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Employer or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.



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


ARTICLE 5:  OWNERSHIP AND PROTECTION OF INFORMATION:

     5.1 Employee acknowledges that the business of Employer and its affiliates is highly competitive and that Employer's strategies, methods, books, records and documents, Employer's technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning Employer's customers and business affiliates, all comprise confidential business information and trade secrets of Employer which are valuable, special and unique assets and the sole and exclusive property of Employer, which Employer uses in its business to obtain a competitive advantage over Employer's competitors which do not know or use this information.
Employee further acknowledges that protection of Employer's confidential business information and trade secrets against unauthorized disclosure and use, is of critical importance to Employer in maintaining its competitive position. Accordingly, Employee hereby agrees that Employee will not, at any time during or after Employee's employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, or make any use thereof, except for the benefit of, and on behalf of, Employer.

     5.2 Employee acknowledges that, as a result of Employee's employment by Employer, Employee may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer. Employee agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer confidential business information and trade secrets.

     5.3 All materials, records and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose Employer Confidential business information or trade secrets shall be and remain the property of Employer. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

ARTICLE 6: POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

     6.1 As part of the consideration for the compensation and benefits to be paid to Employee hereunder, in keeping with Employee's duties as a fiduciary and in order to protect Employer's interests in the confidential information of Employer and the business relationships developed by Employee with the clients and potential clients of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the noncompetition provisiosn of this Article 6. Employee agrees that during the period of Employee's non-competition obligations


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


hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or any of its affiliates are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

     (i) engage in any business competitive with the business conducted by Employer;

     (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Employer;

    (iii) induce any employee of Employer or any of its affiliates to terminate his or her employment with Employer or its affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Employer or its affiliates.

These non-competition obligations shall extend until the later of the expiration of the Term or until the expiration of any period of time during which Employer is required to pay compensation to Employee under Section 3.5, whether or not Employee remains employed with Employer until the expiration of the Term.

     6.2 Employee understands that the foregoing restrictions may limit Employee's ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 upon Involuntary Termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this
Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and Employee's agents involved in such breach.

     6.3 It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set


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

are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 7: MISCELLANEOUS:

     7.1 For purposes of this Agreement the terms "affiliate" "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control, whether by ownership or operating agreement, with Employer. Affiliate includes, but is not limited to, Kinder Morgan Energy Partners, L.P.

     7.2 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Employer, to:

         Kinder Morgan G.P. Inc.
         1301 McKinney, Suite 3450
         Houston, Texas 77010
         Attention:  Chief Executive Officer

     If to Employee, to the address shown on the first page hereof

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     7.3 This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

     7.4 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     7.5 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Sections 5.2, Article 5, or
Section 6.1, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum. Thereafter, if either party to this Agreement brings legal action to enforce the terms of this Agreement, the party who prevails in such legal action, whether plaintiff or defendant, in addition to the remedy or relief obtained in such legal action


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

shall be entitled to recover its, his, or her expenses incurred in connection with such legal action, including, without limitation, costs of Court and attorneys fees.

     7.6 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

     7.7 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

     7.8 There exist, and from time to time may exist, other agreements between Employer and Employee relating to the employment relationship between them, e.g., an agreement with respect to company policies and or conduct of Employer's business and business practices, and agreements with respect to benefit plans, which are incorporated herein by reference. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are


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


affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.

     IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals on this 16th day of April, 1997, to be effective on the date first stated above.


KINDER MORGAN G.P. INC.            THOMAS B. KING



By: /s/ Richard D. Kinder          /s/ Thomas B. King
    _________________________      ________________________
Name:  Richard D. Kinder
Title:  Chairman and Chief
        Executive Officer







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                                 EXHIBIT "A" TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
               BETWEEN KINDER MORGAN G.P. INC. AND THOMAS B. KING


Employee Name:            Thomas B. King

Term:                     Three Years from Effective Date;
                          through February 14, 2000

Position:                 President and Chief Operating
                          Officer

Location:                 Houston, Texas

Reporting Relationship:   Reports to Chairman and Chief
                          Executive Officer

Monthly Base Salary:      $13,333.33

Bonus:                    Employee shall be eligible for
                          an annual bonus in an amount
                          determined in the discretion of
                          Employer's Board of Directors
                          upon its review of the
                          performance of the company for
                          the annual period.  Employee
                          shall be eligible to participate
                          in any long term incentive plan
                          for senior officers that may be
                          established after the Effective
                          Date by Employer's Board of
                          Directors, according to the
                          provisions thereof.


Executed this 16th day of April, 1997.


KINDER MORGAN G.P. INC.


By: /s/ Richard D. Kinder
    ____________________________
Name:  Richard D. Kinder
Title:  Chairman and Chief
        Executive Officer



THOMAS B. KING



/s/ Thomas B. King
________________________________